Exhibit 99.1

AutoWeb Reports Second Quarter 2020 Results

Gross Profit up 11% to $6.0 Million; Generated Strongest Level of Gross Margin since 2016

Cost Controls and Operating Efficiencies Continue to Improve Profitability

TAMPA, FL. – August 5, 2020 – AutoWeb, Inc. (Nasdaq: AUTO), a robust digital marketing platform providing digital advertising solutions for automotive dealers and OEMs, is reporting financial results for the second quarter ended June 30, 2020.

“Our second quarter performance demonstrates the strong progress we have made in our turnaround, even as we navigate the effects of the coronavirus pandemic,” said Jared Rowe, President and CEO of AutoWeb. “Despite Q2 revenues declining in-line with the broader automotive industry, we significantly expanded gross margin to the highest level in several years, reduced our net loss and achieved a critical milestone in turning adjusted EBITDA positive. These results validate our disciplined approach to expense management and running an efficient, flexible and sustainable business capable of profitable growth in both good times and bad. I am extremely proud of our team’s hard work during this challenging time for our industry.”

Second Quarter 2020 Financial Summary

	Q2 2020	Q1 2020	Q2 2019
Total Revenues (millions)	$17.0	$24.5	$27.1
Advertising Revenues (millions)	$2.8	$6.0	$5.4
Gross Profit (millions)	$6.0	$5.4	$5.4
Gross Margin	35.5%	21.9%	19.8%
Net Income/(Loss) (millions)	$(1.4)	$(4.1)	$(5.0)
Net Income/(Loss) per share	$(0.10)	$(0.31)	$(0.38)
Adjusted EBITDA1 (millions)	$0.4	$(1.7)	$(2.1)

Second Quarter 2020 Key Operating Metrics2

	Q2 2020	Q1 2020	Q2 2019
Lead Traffic3 (millions)	18.3	27.3	33.1
Lead Volume4 (millions)	1.2	1.5	1.8
Retail Dealer Count5	1,854	1,822	2,510
Retail Lead Capacity6	100,000	106,000	142,000
Click Traffic7 (millions)	23.0	31.8	26.7
Click Volume8 (millions)	5.5	8.6	5.9
Net Revenue per Click9	$0.42	$0.63	$0.75

1 Refer to the Non-GAAP financial measures discussed below.
2 Certain website properties have been added and removed from tracking metrics as AutoWeb continues to refine its website portfolio and its approach to tagging. These changes have been made to the prior periods for lead traffic, click traffic, and click volume as well for comparative purposes.
3 Lead traffic = total visits to AutoWeb’s owned lead websites.
4 Lead volume = total new and used vehicle leads invoiced to retail and wholesale customers.
5 Retail dealer count = the number of franchised dealers contracted for delivery of retail new vehicle leads plus the number of vehicle dealers (franchised or independent) contracted for delivery of retail used vehicle leads.
6 Retail lead capacity = the number of new and used vehicle leads contracted for by new or used retail vehicle dealers that the dealers wish to receive each month (i.e., “targets”) at the end of the applicable quarter.
7 Click traffic = total visits to AutoWeb’s owned click referral websites and AutoWeb's Click Traffic Affiliate Network websites.
8 Click volume = the number of times during the applicable quarter that consumers clicked on advertisements on AutoWeb’s owned click referral websites and on AutoWeb's Click Traffic Affiliate Network websites.
9 Net revenue per click = total click revenue divided by click volume for owned & affiliated sites.

“Across our business, our team has remained almost entirely intact with limited furloughs or layoffs, even during the lowest points in April. It was very important that we ensured job continuity for our team and maintained critical health benefits for the few employees that were furloughed. Since the lows in April, we have sequentially grown revenue, gross margin and adjusted EBITDA every month during the second quarter, and our overall operational and financial performance in July continued this positive trajectory. Our retail dealer ‘suspend status’ has also continued to improve since our last corporate update and revenues in suspend status are now down more than 75% from mid-April, which is when it peaked.

“In our clicks business, volumes remain challenged like other traditional impression-based media, however our high-quality leads have become an even more valuable asset. We have historically referenced that dealers and OEMs turn to leads when there is market uncertainty given their high attribution and ‘lower funnel’ targeting. In fact, we recently conducted an email survey of our users that showed more than 70% of respondents had no plans to delay their automotive purchase due to COVID-19, which indicates that AutoWeb’s leads are submitted by committed car buyers, not just shoppers.

“One of our key strategic decisions this quarter has also panned out. Instead of implementing widespread product discounts, we focused on matching our consumer marketing spend to projected industry selling rates, which better aligned with the true consumer demand in the market. By focusing on the changing market dynamics in a targeted manner, we believe we were able to better meet the true needs of our dealer and OEM customers by delivering them actionable car buyers, not discounted traffic made up of shoppers.

“Throughout the automotive industry, new car sales remain well below pre-COVID levels, and dealers are still contending with the broader macroeconomic impacts of the pandemic on consumer behavior. Analysts project that second quarter U.S. vehicle sales have fallen by about one-third, and high unemployment rates continue to affect consumer confidence. We cannot predict how these market forces will evolve in the coming months, but we will continue to support our dealer and OEM customers as they continue to turn to leads to support their sales recovery.

“The progress we have made this quarter would not be possible without our work to realign our organizational structure, reduce costs, and improve our operational focus over the past two years. Our work in this turnaround is not yet complete, however we remain optimistic and focused on continuing our momentum to improve profitability.”

Second Quarter 2020 Financial Results
Total revenues in the second quarter of 2020 were $17.0 million compared to $27.1 million in the year-ago quarter, with advertising revenues of $2.8 million compared to $5.4 million in the year-ago quarter. The expected decline in total revenues was primarily due to continued challenges in the automotive industry in the wake of the coronavirus pandemic. The company anticipated these challenges and proactively reduced marketing spend to better align lead and click volumes with market demand.

Gross profit in the second quarter increased 11% to $6.0 million compared to $5.4 million in the year-ago quarter. As a percentage of revenue, gross profit increased significantly to 35.5% compared to 19.8%. The increase was driven by improved traffic acquisition and lower costs per lead, as well as continued focus on higher-margin distribution channels.

Total operating expenses in the second quarter decreased 30% to $7.3 million compared to $10.4 million in the year-ago quarter, primarily driven by continued prudent cost management across the business.

Net loss in the second quarter of 2020 improved significantly to $1.4 million or $(0.10) per share, compared to a net loss of $5.0 million or $(0.38) per share in the year-ago quarter.

Adjusted EBITDA improved to $0.4 million compared to $(2.1) million in the second quarter of 2019 (See “Note about Non-GAAP Financial Measures” below for further discussion).

At June 30, 2020, cash, cash equivalents and restricted cash totaled $8.5 million compared to $7.9 million at March 31, 2020.

At June 30, 2020, AutoWeb had an outstanding balance of $7.2 million on its revolving credit facility with CIT Northridge Credit compared to $6.7 million at March 31, 2020.

Conference Call
AutoWeb will hold a conference call today at 5:00 p.m. Eastern time to discuss its second quarter results, followed by a question-and-answer session.

Date: Wednesday, August 5, 2020
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 8050647

The conference call will also be broadcast live at www.autoweb.com (click on “Investors” and then click on “Events & Presentations”). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through August 12, 2020. The call will also be archived in the Investors section of the company’s website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 8050647

Tax Benefit Preservation Plan
At December 31, 2019, the company had approximately $100.5 million in available net operating loss carryforwards (NOLs) for U.S. federal income tax purposes. AutoWeb reminds stockholders about its Tax Benefit Preservation Plan dated May 26, 2010, as amended (the “Plan”) between the company and Computershare Trust Company, N.A., as rights agent.

The Plan was adopted by the company’s board of directors to preserve the company’s NOLs and other tax attributes, and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. In general, an ownership change will occur if the company’s 5% shareholders, for purposes of Section 382, collectively increase their ownership in the company by an aggregate of more than 50 percentage points over a rolling three-year period. The Plan is designed to reduce the likelihood that the company experiences such an ownership change by discouraging any person or group from becoming a new 5% shareholder under Section 382. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company’s outstanding common stock and could result in substantial dilution of the acquirer’s percentage ownership in the company. There is no guarantee that the Plan will achieve the objective of preserving the value of the company’s NOLs.

As of June 30, 2020, there were 13,146,831 shares of the company’s common stock, $0.001 par value, outstanding. Persons or groups considering the acquisition of shares of beneficial ownership of the company’s common stock should first evaluate their percentage ownership based on this revised outstanding share number to ensure that the acquisition of shares does not result in beneficial ownership of 4.9% or more of outstanding shares. For more information about the Plan, please visit investor.autoweb.com/tax.cfm.

About AutoWeb, Inc.
AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts by accessing the online registration form at investor.autoweb.com/alerts.cfm.

Note about Non-GAAP Financial Measures
AutoWeb has disclosed Adjusted EBITDA in this press release, which is a non-GAAP financial measure as defined by SEC Regulation G. The company defines Adjusted EBITDA as net loss before interest, taxes, depreciation, amortization, non-cash stock-based compensation, non-cash gains or losses, and other extraordinary items. A table providing a reconciliation of Adjusted EBITDA is included at the end of this press release.

The company’s management believes that presenting Adjusted EBITDA provides useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations, as well as providing for more consistent period-over-period comparisons. This non-GAAP measure assists management in its operational and financial decision-making and monitoring the company’s performance. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure.

Forward-Looking Statements Disclaimer
The statements contained in this press release or that may be made during the conference call described above that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, projections, statements regarding future events, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) while the company cannot predict how market forces will evolve in the coming months, the company will continue to support its dealer and OEM customers as they continue to turn to leads to support their sales recovery; and (ii) while the company’s work in its turnaround is not yet complete, the company remains remain optimistic and focused on continuing its momentum to improve profitability, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. AutoWeb undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by AutoWeb; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in AutoWeb’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of AutoWeb and the market price of the company’s stock.

Company Contact
J.P. Hannan
Chief Financial Officer
1-949-437-4651
jp.hannan@autoweb.com

Investor Relations Contact:
Sean Mansouri, CFA or Cody Slach
Gateway Investor Relations
1-949-574-3860
AUTO@gatewayir.com

AUTOWEB, INC.
AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$5,210	$892
Restricted cash	3,300	5,054
Accounts receivable, net of allowances for bad debts and customer credits of $638 at June 30, 2020,
and net of allowances for bad debt and customer credits of $740 at December 31, 2019	14,679	24,051
Prepaid expenses and other current assets	1,939	1,265
Total current assets	25,128	31,262
Property and equipment, net	3,026	3,349
Right-of-use assets	3,246	2,528
Intangibles assets, net	5,537	7,104
Other assets	745	661
Total assets	$37,682	$44,904

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,899	$14,080
Borrowings under revolving credit facility	7,181	3,745
Current portion of PPP Loan	615	-
Accrued employee-related benefits	1,928	1,004
Other accrued expenses and other current liabilities	1,257	2,315
Current portion of lease liabilities	820	1,167
Total current liabilities	17,700	22,311

PPP Loan	769	-
Lease liabilities, net of current portion	2,524	1,497
Total liabilities	20,993	23,808

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, none issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized;
13,146,831 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	13	13
Additional paid-in capital	365,056	364,028
Accumulated deficit	(348,380)	(342,945)
Total stockholders' equity	16,689	21,096
Total liabilities, minority interest and stockholders' equity	$37,682	$44,904

AUTOWEB, INC.
AUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Lead generation	$14,263	$21,691	$32,723	$47,389
Digital advertising	2,756	5,432	8,768	11,310
Other	14	19	14	47
Total revenues	17,033	27,142	41,505	58,746
Cost of revenues	10,993	21,758	30,108	47,605
Gross profit	6,040	5,384	11,397	11,141

Operating Expenses
Sales and marketing	2,026	2,956	4,158	5,834
Technology support	1,786	2,182	3,643	4,962
General and administrative	2,901	4,026	6,844	8,316
Depreciation and amortization	559	1,201	1,281	2,440
Total operating expenses	7,272	10,365	15,926	21,552
Operating loss	(1,232)	(4,981)	(4,529)	(10,411)
Interest and other income (expense), net	(142)	33	(906)	103
Loss before income tax provision	(1,374)	(4,948)	(5,435)	(10,308)
Income taxes provision	-	5	-	5
Net loss and comprehensive loss	$(1,374)	$(4,953)	$(5,435) #	$(10,313)

Basic and diluted loss per share:
Basic loss per common share	$(0.10)	$(0.38)	$(0.41)	$(0.78)
Diluted loss per common share	$(0.10)	$(0.38)	$(0.41)	$(0.78)

Shares used in computing net loss per share:
Basic	13,133	13,111	13,133	13,018
Diluted	13,133	13,111	13,133	13,018

AUTOWEB, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(amounts in thousands)
	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(5,435)	$(10,313)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,278	3,509
Provision for bad debt	94	122
Provision for customer credits	33	120
Share-based compensation	1,028	1,111
Right-of-use assets	767	924
Lease Liabilities	(805)	(924)
Changes in assets and liabilities
Accounts receivable	9,245	3,325
Prepaid expenses and other current assets	(674)	(410)
Other non-current assets	(84)	(303)
Accounts payable	(8,181)	(1,945)
Accrued expenses and other current liabilities	(135)	(787)
Net cash (used in) provided by operating activities	(1,869)	(5,571)
Cash flows from investing activities:
Purchases of property and equipment	(388)	(990)
Net cash (used in) provided by investing activities	(388)	(990)
Cash flows from financing activities:
Borrowings under PNC credit facility	28,564	16,940
Payments under PNC credit facility	(32,308)	(16,940)
Borrowings under CNC credit facility	33,201	-
Payments under CNC credit facility	(26,020)	-
Borrowings under the PPP Loan	1,384	-
Payments on convertible note	-	(1,000)
Proceeds from exercise of stock options	-	408
Net cash provided by (used in) financing activities	4,821	(592)
Net increase in cash and cash equivalents and restricted cash	2,564	(7,153)
Cash and cash equivalents and restricted cash at beginning of period	5,946	13,600
Cash and cash equivalents and restricted cash at end of period	$8,510	$6,447

RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH
Cash and cash equivalents at beginning of period	$892	$13,600
Restricted cash at beginning of period	5,054	-
Cash and cash equivalents and restricted cash at beginning of period	$5,946	$13,600

Cash and cash equivalents at end of period	$5,210	$1,431
Restricted cash at end of period	3,300	5,016
Cash and cash equivalents and restricted cash at end of period	$8,510	$6,447

Supplemental disclosures of cash flow information:
Cash paid for income taxes	-	1
Cash refunds for income taxes	381	124
Cash paid for interest	449	40
Supplemental disclosure of non-cash financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	1,485	-

AUTOWEB, INC.
RECONCILIATION OF ADJUSTED EBITDA
(Amounts in thousands)

	Three Months Ended		Three Months Ended
	March 31, 2020	March 31, 2019	June 30, 2020	June 30, 2019

Net loss	$(4,061)	$(5,360)	$(1,374)	$(4,953)

Depreciation and amortization	1,213	1,787	1,066	1,723
Interest income	(12)	(6)	-	(20)
Interest expense	844	5	205	56
Other income (expense)	(6)	-	-	-
Income taxes	(186)	-	(34)	5
Non-cash stock compensation expense	509	551	518	560
Gain on government grant	-	-	(10)	-
Personnel Restructuring	-	-	-	496
Adjusted EBITDA	$(1,699)	$(3,023)	$371	$(2,133)